Exhibit 4.20

Execution Copy

GIBSON ENERGY ULC,

GEP MIDSTREAM FINANCE CORP.

and

THE BANK OF NEW YORK MELLON

as Trustee

BNY TRUST COMPANY OF CANADA
as Collateral Agent

11.75% FIRST LIEN SENIOR SECURED NOTES DUE 2014

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 11, 2010

FIRST SUPPLEMENTAL INDENTURE, dated as of January 11, 2010 (the “First Supplemental Indenture”), among GIBSON ENERGY ULC, an Alberta unlimited liability corporation (the “Company”), GEP MIDSTREAM FINANCE CORP., an Alberta corporation (“Finance Corp.” and, together with the Company, the “Issuers”), each of the Guarantors party hereto, THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (the “Trustee”) and BNY TRUST COMPANY OF CANADA, a trust company organized under the laws of Canada, as collateral agent (the “Collateral Agent”).

WHEREAS, the Company has duly issued its 11.75% First Lien Senior Secured Notes due 2014 (the “Notes”), in the aggregate principal amount of $560,000,000 pursuant to an Indenture dated as of May 27, 2009, among the Issuers, the Guarantors named therein, the Trustee and the Collateral Agent (the “Indenture”); and

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Trustee and the Collateral Agent may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture; and

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated January 4, 2010, from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to certain amendments described therein to the Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

I.                                         DEFINITIONS.

A.            Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.

B.            The following definitions are hereby added to Section 1.01 (Definitions) of the Indenture:

“Bridge Loans” means the indebtedness of the Company outstanding under that certain $230.0 million first lien senior secured interim credit agreement and $315.0 million second lien senior secured interim credit agreement outstanding prior to the Issue Date and refinanced with the proceeds of the offering of the Notes on the Issue Date.

“Refinancing” means the repayment by the Company on the Issue Date of the Bridge Loans.

C.            The following provisions set forth in Section 1.01 (Definitions) of the Indenture are hereby amended as follows:

Subsection (11) of the definition of “Consolidated Net Income” is deleted in its entirety and replaced with the following:

(11)         other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain or loss (including the foreign exchange gain resulting from the Refinancing), together with any related provision for taxes on any such extraordinary or nonrecurring gain or loss, realized by the Company or any Restricted Subsidiary during such period; and

II.                                     ADDITIONAL NOTES.

A.            Section 4.09 of the Indenture is hereby amended and restated in its entirety as follows:

Section 4.09.          Limitations on Additional Indebtedness.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that an Issuer or any Subsidiary Guarantor may incur additional Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b)           Notwithstanding the provisions of Section 4.09(a), each of the following shall be permitted (the “Permitted Indebtedness”):

(1)           Indebtedness and other Obligations, including Hedging Obligations, of a Securitization Subsidiary, the Company and/or any Subsidiary Guarantor under any Liquidity Facility in an aggregate amount outstanding at the time of such incurrence not in excess of the Borrowing Base;

(2)           the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreements;

(3)           Indebtedness of the Company and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the Note (other than Indebtedness referred to in Section 4.09(b)(1), (2) or (5));

(4)           Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation (including those that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices); provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.09, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)           Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)           Indebtedness in respect of bid, performance or surety bonds or obligations of a similar nature issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)           Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (a) $15.0 million and (b) 2.0% of Consolidated Net Tangible Assets at that time;

(8)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within fifteen Business Days of incurrence;

(9)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)         Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or Section 4.09(b)(2), (3), (7) or (15) or this clause (10);

(11)         Indebtedness arising from indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(12)         Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to future, current or former officers, directors, consultants and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent permitted by Section 4.07(b)(4);

(13)         any guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee must be subordinated or pari passu to the same extent as the Indebtedness guaranteed;

(14)         Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (a) $30.0 million and (b) 2% of Consolidated Net Tangible Assets at any time outstanding; and

(15)         Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed $200 million at any time outstanding; provided that such Indebtedness (i) is incurred within 180 days of the date of this First Supplemental Indenture; (ii) bears interest at a rate no greater than 12% per annum; (iii) may not be secured; (iv) has a final maturity date that is no earlier than 91 days after the final maturity date of the Notes; and (v) may not by its terms be redeemable at the Company’s option prior to the date on which the aggregate principal amount of Notes outstanding is less than $100 million other than (a) with the net cash proceeds of one or more Qualified Equity Offerings or, (b) in the event that the issuer of such Indebtedness has become, or has reasonably determined that it would become, obligated to pay on the next date on which any amount would be payable with respect to such Indebtedness, any Additional Amounts as a result of a Change in Tax Law, if such Change in Tax Law is announced and becomes effective on or after the issue date of such Indebtedness and the issuer of such Indebtedness reasonably determines that such obligation cannot be avoided by the use of reasonable measures available to them (not including a substitution of the issuer); provided that any optional redemption pursuant to this clause (b) may be made only with the cash proceeds of a Qualified Equity Offering or the incurrence of Refinancing Indebtedness.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Liquidity Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (15) above (provided that at the time of reclassification it meets the criteria in such category or categories).  In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.09, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

The accrual of interest or preferred stock dividends and the accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual or accretion is included in Consolidated Interest Expense of the Company as accrued.  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

III.                                 EFFECTIVE DATE.

This First Supplemental Indenture shall become effective on the date hereof.

IV.                                MISCELLANEOUS.

A.                   Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN THE INDENTURE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

B.                     Continuing Agreement.

Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

C.                                     Waiver.

The execution, delivery and effectiveness of this First Supplemental Indenture shall not operate or be construed as a waiver or forbearance with respect to Defaults or Events of Default under the Indenture or the Notes, if any, which may now or hereafter exist or the waiver of any right, power or remedy which the Holders or the Trustee may have with respect thereto under the Indenture, the Notes or applicable law.  Any and all rights which may now or hereafter exist in favor of Holders or the Trustee under the Indenture, the Notes or applicable law are reserved for the Holders and the Trustee, respectively.

D.                    Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.

E.                      Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

F.                      Headings, Etc.

The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

G.                     Trustee’s Disclaimer.

The recitals contained herein shall be taken as the statements of the Issuers and the Guarantors and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Supplemental Indenture as of the date first written above.

GIBSON ENERGY ULC

By:	/s/ A. Stewart Hanlon
Name: A. Stewart Hanlon
Title: President and Chief Executive Officer

GEP MIDSTREAM FINANCE CORP.

By:	/s/ Robert M. Tichio
Name: Robert M. Tichio
Title: President and Secretary

GUARANTORS:

GIBSON ENERGY (U.S.) INC.

By:	/s/ A. Stewart Hanlon
Name: A. Stewart Hanlon
Title: President
LINK PETROLEUM, INC.

By:	/s/ A. Stewart Hanlon
Name: A. Stewart Hanlon
Title: President

GIBSON ENERGY HOLDING ULC

By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

MOOSE JAW REFINERY PARTNERSHIP
by its managing partner,
Gibson Energy ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

MOOSE JAW REFINERY ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

CANWEST PROPANE PARTNERSHIP
by its managing partner,
Gibson Energy ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

CANWEST PROPANE ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

MP ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

MP ENERGY ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

GIBSON ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

GEP ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

LINK PETROLEUM SERVICES LTD.
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

CHIEF HAULING CONTRACTORS ULC
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

GIBSON GCC INC.
By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

BATTLE RIVER TERMINAL LP
by its general partner,
Battle River Terminal GP Inc.

By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

BATTLE RIVER TERMINAL GP INC.

By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

BRIDGE CREEK TRUCKING LTD.

By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Lici Zhu
	Name:	Lici Zhu
	Title:	Senior Associate

BNY TRUST COMPANY OF CANADA,
as Collateral Agent

By:	/s/ Farhan Mir
Name: Farhan Mir
Title: Authorized Signatory